Exhibit 11.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of DPW Holdings, Inc. on Form 1-A of our report dated April 16, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ENERTEC SYSTEMS 2001 LTD as of December 31, 2018 and for period from May 22, 2018 to December 31, 2018 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Tel Aviv, Israel May 12, 2019	/s/ Ziv Haft Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm